Exhibit 99.1

PRESS RELEASE

US $

RESOLUTE REPORTS PRELIMINARY FOURTH QUARTER AND 2012 RESULTS

•	2012 loss of $0.02 per share; $0.81 per share excluding special items

•	Q4 adjusted EBITDA of $104 million; $386 million for the year

•	Net debt of $271 million

•	Cash flow from operations of $266 million in 2012

MONTREAL, CANADA, February 12, 2013 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) reported a net loss of $2 million for the year ended December 31, 2012, or $0.02 per share, on sales of $4.5 billion. This compares with net income of $41 million, or $0.42 per diluted share, on sales of $4.8 billion in the year ended December 31, 2011. Net loss in the fourth quarter of 2012 was $36 million, or $0.38 per share, on sales of $1.1 billion, compared with a net loss of $6 million, or $0.06 per share, on sales of $1.1 billion in the fourth quarter of 2011.

Excluding $81 million of special items, net income for the full year was $79 million, or $0.81 per diluted share. Excluding special items of $70 million, net income in the fourth quarter was $34 million, or $0.35 per diluted share. For the full year 2011, net income excluding special items was $166 million, or $1.71 per diluted share, and $45 million, or $0.46 per diluted share, in the fourth quarter 2011. All special items and non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are described and reconciled below.

“We significantly improved the Company’s competitiveness by optimizing our asset base, reducing costs wherever possible and strengthening our financial position this year,” said Richard Garneau, president and chief executive officer. “We added pulp assets, committed to growth projects in lumber, invested in power cogeneration plants and further optimized our paper assets, steps that will position us well for the future. At the same time, we returned $67 million to our shareholders in share buybacks, reduced balance sheet working capital by a further $81 million from the end of 2011 and redeemed an additional $85 million of debt.”

OPERATING INCOME VARIANCE

The Company recorded an operating loss of $30 million in 2012, compared to operating income of $198 million in 2011. This reflects a $134 million increase in closure costs, impairment and other related charges, and $173 million of lower volume, in both cases because of additional market downtime and the Company’s ongoing efforts to focus production in its most cost-effective mills and drive better efficiency by restructuring and reducing labor costs. As a result, and in addition to lower energy, recovered paper and fiber costs, manufacturing costs improved by $55 million, excluding the effects of lower volume. The effect of pricing changes in the year was neutral as the increase in lumber pricing offset declines in pulp, while gains in specialty paper offset declines in newsprint and coated papers.

In the fourth quarter, the Company recorded an operating loss of $46 million, compared to operating income of $26 million in the third. This reflects $82 million in closure costs, impairment and other related charges, mainly related to the idling of a pulp mill and specialty paper machine in Fort Frances, Ontario, the closure of a specialty paper machine in Laurentide, Quebec, and costs related to the sale of assets in Mersey, Nova Scotia. The variance also included the unfavorable effects of a $10 million non-cash inventory obsolescence charge for slow-moving spare parts, $10 million unfavorable pricing and $8 million due to lower volume. The Company’s asset optimization and restructuring initiatives, as well as more favorable pricing for recovered paper, maintenance timing and a favorable wood products inventory adjustment, led to savings of $25 million in overall manufacturing costs, excluding the effects of lower volume.

SEGMENT DETAILS

Newsprint

The newsprint segment generated operating income of $18 million in the fourth quarter, an $8 million decrease from the third. Average transaction price slipped $6 per metric ton and shipments fell 2% as a result of newsprint export markets pressured by the strong U.S. dollar. There was a $4 million non-cash provision for spare parts obsolescence recorded against operating income in the quarter, but it was offset by lower manufacturing costs and favorable recovered paper pricing.

An 11% reduction in operating costs led to a 9% increase in operating income for the year, to $97 million, despite a 10% reduction in shipments and a 1% decrease in average transaction price. The Company reduced shipments as part of its efforts to manage its exposure to markets affected by the strong U.S. dollar and its steps to optimize its asset base, including the closure and subsequent sale of its interest in the Mersey newsprint mill.

Coated Papers

Operating income in the coated papers segment was unchanged in the fourth quarter compared to the third, at $3 million. Average transaction price rose $18 per short ton, or 2%, but shipments were down 14% as a result of equipment failures, which pushed operating costs per unit up 3%.

Operating income in the coated papers segment was down $48 million in 2012, to $9 million, as a result of a 3% reduction in average transaction price and a 13% reduction in shipments. The Company continued to make progress in its efforts to improve equipment efficiency with a smaller labor force, but operating costs per unit rose by 6% in the year, as the Catawba, South Carolina, mill continues to work toward capturing the expected efficiencies.

Specialty Papers

The specialty papers segment generated operating income of $8 million in the fourth quarter, an $18 million decrease from the previous quarter. Average transaction price was stable but shipments dropped 3% on lower demand. The decrease in operating income includes $4 million in additional costs associated with the Dolbeau, Quebec, facility’s ramp-up and a $3 million non-cash provision for spare parts obsolescence.

The restart of the Dolbeau facility is another step in the Company’s strategy to optimize its asset base; in the last five quarters, three specialty paper machines, one in each of Laurentide, Fort Frances and Kenogami, Quebec, were closed or idled, and the Company continued its labor restructuring initiatives, most recently in Alma, Quebec. Despite a 16% drop in shipments, consistent with the industry average, operating income rose 23% from 2011 to 2012, to $76 million, as average transaction price increased 3% and the Company improved manufacturing costs, including a $7 million improvement in labor costs and $14 million of favorable power and steam costs.

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Market Pulp

Operating income was breakeven in the quarter, a $22 million improvement over the third. Average transaction price dropped $23 per metric ton, or 3%, from its already low levels in the third quarter. Despite indefinitely idling the Fort Frances pulp mill in late November, shipments rose 8% as the Company ran Fibrek’s Saint-Felicien, Quebec, facility throughout the quarter, except for four days of downtime to complete the dredging of many years of accumulated sludge in the lagoons. Manufacturing costs improved by $18 million as there was no major maintenance in the quarter.

Operating income in 2012 was $135 million lower than in 2011, reflecting primarily the $82 per metric ton drop in average transaction price (which includes, as of May 2012, the three Fibrek mills), but also an increase of $21 million in operating costs on higher chemicals, maintenance and labor costs. The five-week outage at Saint-Felicien had a $16 million negative impact on operating income.

Wood Products

The wood products segment reported operating income of $14 million in the fourth quarter, $8 million higher than the third. Average transaction price was unchanged but shipments rose 1%. There was a $7 million favorable inventory adjustment as a result of increasing market prices for lumber products.

As a result of stronger market conditions and gradually improving North American housing starts, operating income increased $51 million in the year, to $26 million, and average transaction price rose $53 per thousand board feet, or 18%. Shipments were down 9% as a result of the closure of the Oakhill sawmill in Nova Scotia and downtime in Quebec sawmills. Manufacturing costs rose $16 million mainly because of higher stumpage fees in Quebec, which is tied to lumber pricing.

CORPORATE & FINANCE

The Company used cash on hand to repurchase 1,946,205 shares of common stock during the fourth quarter under its previously announced share repurchase program, at a total cost of $22 million, and to redeem $85 million of its 10.25% senior secured notes due 2018. With $263 million of cash, the Company ended the quarter with $782 million of available liquidity, and $271 million in net debt.

OUTLOOK

Mr. Garneau added: “combined with softening demand and lower exports from North America, recent capacity restarts by competitors are putting pressure on pricing in newsprint and supercalender grades. We have focused our paper production in our most productive sites and drove better efficiency by restructuring mills and reducing labor costs. This gives us confidence in the competitiveness of our improved asset base as we face the challenges ahead. We expect to benefit in 2013 from investments in power cogeneration assets, with Saint-Felicien and Dolbeau now fully operational and Thunder Bay expected to come online by the end of the first quarter. Recent demand and pricing trends are giving us reason for cautious optimism that the pulp market is gradually coming out of its prolonged slump. Wood products should continue to show progress as housing starts build on recent improvements. Our ongoing growth projects – the capacity enhancement in Thunder Bay, in addition to the announced restart of the Ignace sawmill and construction of the new Atikokan sawmill to be completed in 2014 – further enhance our position in the lumber segment for the future.”

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DESCRIPTION OF SPECIAL ITEMS

Special items, net of tax (in millions)	Fourth quarter 2012	Full year 2012	Fourth quarter 2011	Full year 2011

Charge (gain) on non-cash translation of Canadian dollar net monetary assets	$3	$(23)	$(13)	$23

Severance	1	4	—	8

Closure costs, impairment and other related charges	60	112	6	32

Inventory write-downs related to closures	4	7	2	2

Start up costs of idled mills	6	10	—	—

Net gain on disposition of assets	(6)	(22)	—	(2)

Post-emergence expenses	4	9	9	34

Transaction costs related to the acquisition of Fibrek	1	8	4	4

Other income, net	(6)	(11)	(5)	(14)

Non-cash charge (gain) for reorganization-related and other tax adjustments	3	(13)	48	38

Total	$70	$81	$51	$125

EARNINGS CONFERENCE CALL

The Company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 789-9572 (pass code 9922866) at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until February 27 by dialing (800) 408-3053 with the pass code 1158286.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives regarding selling, general and administrative expenses; business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology

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such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in Part I, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2011, filed with the United States Securities and Exchange Commission and the Canadian securities regulatory authorities.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the SEC and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates over 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally-recognized responsible forest management standards, including 65% certified to Forest Stewardship Council® (FSC) standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World Wildlife Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

CONTACTS

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

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RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011

Sales	$1,128	$1,147	$4,503	$4,756
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	876	864	3,492	3,590
Depreciation, amortization and cost of timber harvested	59	56	233	220
Distribution costs	129	132	514	547
Selling, general and administrative expenses	35	36	149	158
Closure costs, impairment and other related charges (2)	82	12	180	46
Net gain on disposition of assets (3)	(7)	—	(35)	(3)

Operating (loss) income	(46)	47	(30)	198

Other (expense) income:
Interest expense	(15)	(18)	(66)	(95)
Foreign currency translation (loss) gain (4)	(4)	9	17	(21)
Other, net	4	(6)	5	(27)

(Loss) income before income taxes	(61)	32	(74)	55

Income tax benefit (provision) (5)	26	(42)	38	(16)

Net (loss) income including noncontrolling interests	(35)	(10)	(36)	39
Net (income) loss attributable to noncontrolling interests	(1)	4	34	2

Net (loss) income attributable to Resolute Forest Products Inc.	$(36)	$(6)	$(2)	$41

Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders: (6)

Basic	$(0.38)	$(0.06)	$(0.02)	$0.42
Diluted	$(0.38)	$(0.06)	$(0.02)	$0.42

Weighted-average number of Resolute Forest Products Inc. common shares outstanding: (6)

Basic	95.7	97.1	97.4	97.1
Diluted	96.0	97.1	97.5	97.1

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$263	$369
Accounts receivable trade, net	576	582
Accounts receivable other	121	168
Inventories, net	545	475
Assets held for sale	—	7
Deferred income tax assets	56	109
Other current assets	58	59

Total current assets	1,619	1,769

Fixed assets, net	2,440	2,502
Amortizable intangible assets, net	69	18
Deferred income tax assets	2,002	1,749
Other assets	194	260

Total assets	$6,324	$6,298

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$581	$544
Current portion of long-term debt	2	—

Total current liabilities	583	544

Long-term debt, net of current portion	532	621
Pension and other postretirement benefit obligations	1,946	1,524
Deferred income tax liabilities	75	75
Other long-term liabilities	72	57

Total liabilities	3,208	2,821

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,730	3,687
Retained earnings	38	41
Accumulated other comprehensive loss	(614)	(311)
Treasury stock at cost	(61)	—

Total Resolute Forest Products Inc. shareholders’ equity	3,093	3,417
Noncontrolling interests	23	60

Total equity	3,116	3,477

Total liabilities and equity	$6,324	$6,298

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011
Cash flows from operating activities:
Net (loss) income including noncontrolling interests	$(36)	$39
Adjustments to reconcile net (loss) income including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	5	3
Depreciation, amortization and cost of timber harvested	233	220
Closure costs, impairment and other related charges	161	41
Write-downs of inventory	12	3
Deferred income taxes	(35)	19
Net pension contributions	(95)	(175)
Net gain on disposition of assets	(35)	(3)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(37)	25
Loss (gain) on translation of foreign currency denominated pension and		—
other postretirement benefit obligations	30	(15)
Premium related to debt redemptions	(5)	(16)
Dividends received from equity method investees in excess of income	2	9
Leasehold improvement incentive received from lessor	5	—
Other, net	(3)	(3)
Changes in working capital:		—
Accounts receivable	91	87
Inventories	(21)	(39)
Other current assets	5	31
Accounts payable and accrued liabilities	(11)	(28)

Net change in working capital	64	51

Net cash provided by operating activities	266	198

Cash flows from investing activities:
Cash invested in fixed assets	(169)	(97)
Disposition of investment in ACH Limited Partnership	—	296
Disposition of our interest in Bowater Mersey Paper Company Limited, net of cash	14	—
Disposition of other assets	36	19
Acquisition of Fibrek Inc., net of cash acquired (1)	(24)	—
Proceeds from holdback related to disposition of investment in MPCo	—	29
Proceeds from insurance settlements	—	8
Decrease (increase) in restricted cash	76	(2)
Increase in deposit requirements for letters of credit, net	(12)	(8)
Other investing activities, net	4	—

Net cash (used in) provided by investing activities	(75)	245

Cash flows from financing activities:
Purchases of treasury stock	(67)	—
Dividends and distribution to noncontrolling interests	(5)	(21)
Acquisition of noncontrolling interest (1)	(27)	(15)
Payments of debt	(198)	(354)
Payments of financing and credit facility fees	—	(3)

Net cash used in financing activities	(297)	(393)

Net decrease (increase) in cash and cash equivalents	(106)	50
Cash and cash equivalents:
Beginning of period	369	319

End of period	$263	$369

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended December 31, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP as reported	$(46)	$(36)	$(0.38)

Adjustments for special items:
Foreign currency translation loss	—	3	0.03
Severance	2	1	0.01
Closure costs, impairment and other related charges	82	60	0.63
Inventory write-downs related to closures	5	4	0.04
Start up costs of idled mill	8	6	0.06
Net gain on disposition of assets	(7)	(6)	(0.06)
Post-emergence costs	—	4	0.04
Transaction costs	1	1	0.01
Other income, net	—	(6)	(0.06)
Reorganization-related and other tax adjustments	—	3	0.03

GAAP as adjusted for special items	$45	$34	$0.35

Three Months Ended December 31, 2011 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP as reported	$47	$(6)	$(0.06)

Adjustments for special items:
Foreign currency translation gain	—	(13)	(0.13)
Closure costs, impairment and other related charges	12	6	0.06
Inventory write-downs related to closures	2	2	0.02
Post-emergence costs	—	9	0.09
Transaction costs	5	4	0.04
Other income, net	—	(5)	(0.05)
Reorganization-related and other tax adjustments	—	48	0.49

GAAP as adjusted for special items	$66	$45	$0.46

Twelve Months Ended December 31, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP as reported	$(30)	$(2)	$(0.02)

Adjustments for special items:
Foreign currency translation gain	—	(23)	(0.24)
Severance	5	4	0.04
Closure costs, impairment and other related charges	180	112	1.15
Inventory write-downs related to closures	12	7	0.07
Start up costs of idled mill	13	10	0.10
Net gain on disposition of assets	(35)	(22)	(0.22)
Post-emergence costs	—	9	0.09
Transaction costs	8	8	0.08
Other income, net	—	(11)	(0.11)
Reorganization-related and other tax adjustments	—	(13)	(0.13)

GAAP as adjusted for special items	$153	$79	$0.81

Twelve Months Ended December 31, 2011 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP as reported	$198	$41	$0.42

Adjustments for special items:
Foreign currency translation loss	—	23	0.24
Severance	12	8	0.08
Closure costs, impairment and other related charges	46	32	0.33
Inventory write-downs related to closures	3	2	0.02
Net gain on disposition of assets	(3)	(2)	(0.02)
Post-emergence costs	—	34	0.35
Transaction costs	5	4	0.05
Other income, net	—	(14)	(0.15)
Reorganization-related and other tax adjustments	—	38	0.39

GAAP as adjusted for special items	$261	$166	$1.71

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below.

See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended December 31, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	$18	$3	$8	$—	$14	$(78)	$(35)
Interest expense, net						15	15
Income tax benefit						(26)	(26)
Depreciation, amortization and cost of timber harvested	18	9	11	13	8		59

EBITDA	36	12	19	13	22	(89)	13

Foreign currency translation loss						4	4
Severance						2	2
Closure costs, impairment and other related charges						82	82
Inventory write-downs related to closures						5	5
Start up costs of idled mill						8	8
Net gain on disposition of assets						(7)	(7)
Post-emergence costs						4	4
Transaction costs						1	1
Other income, net						(8)	(8)

Adjusted EBITDA	$36	$12	$19	$13	$22	$2	$104

Three Months Ended December 31, 2011 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	$26	$13	$24	$12	$(5)	$(80)	$(10)
Interest expense, net						18	18
Income tax provision						42	42
Depreciation, amortization and cost of timber harvested	18	9	13	8	8		56

EBITDA	44	22	37	20	3	(20)	106

Foreign currency translation gain						(9)	(9)
Closure costs, impairment and other related charges						12	12
Inventory write-downs related to closures						2	2
Post-emergence costs						12	12
Transaction costs						5	5
Other income, net						(6)	(6)

Adjusted EBITDA	$44	$22	$37	$20	$3	$(4)	$122

Twelve Months Ended December 31, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	$97	$9	$76	$(50)	$26	$(194)	$(36)
Interest expense, net						66	66
Income tax benefit						(38)	(38)
Depreciation, amortization and cost of timber harvested	72	37	46	44	34		233

EBITDA	169	46	122	(6)	60	(166)	225

Foreign currency translation gain						(17)	(17)
Severance						5	5
Closure costs, impairment and other related charges						180	180
Inventory write-downs related to closures						12	12
Start up costs of idled mill						13	13
Net gain on disposition of assets						(35)	(35)
Post-emergence costs						11	11
Transaction costs						8	8
Other income, net						(16)	(16)

Adjusted EBITDA	$169	$46	$122	$(6)	$60	$(5)	$386

Twelve Months Ended December 31, 2011 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	$89	$57	$62	$85	$(25)	$(229)	$39
Interest expense, net						95	95
Income tax provision						16	16
Depreciation, amortization and cost of timber harvested	73	35	49	30	33		220

EBITDA	162	92	111	115	8	(118)	370

Foreign currency translation loss						21	21
Severance						12	12
Closure costs, impairment and other related charges						46	46
Inventory write-downs related to closures						3	3
Net gain on disposition of assets						(3)	(3)
Post-emergence costs						47	47
Transaction costs						5	5
Other income, net						(20)	(20)

Adjusted EBITDA	$162	$92	$111	$115	$8	$(7)	$481

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Acquisition of Fibrek Inc.

On December 15, 2011, we announced an offer to purchase all of the issued and outstanding shares of Fibrek Inc. (“Fibrek”), a producer and marketer of virgin and recycled kraft pulp, operating three mills. Our acquisition of Fibrek has been achieved in stages. In connection with the offer, as of April 23, 2012, we had taken up and accepted for payment approximately 48.8% of the then outstanding Fibrek shares. On May 2, 2012, we took up and accepted for payment additional shares of Fibrek, after which we owned a controlling interest (approximately 50.1% of the then outstanding Fibrek shares) and Fibrek became a consolidated subsidiary. We subsequently acquired additional shares of Fibrek and, as of May 17, 2012 (the date the offer expired), we owned approximately 74.6% of the then outstanding Fibrek shares. On July 31, 2012, we completed the second step transaction for the remaining 25.4% of the outstanding Fibrek shares.

As aggregate consideration for all of the Fibrek shares purchased, we distributed approximately 3.3 million shares of our common stock and Cdn$63 million ($63 million, based on the exchange rates in effect on each of the dates we acquired the shares of Fibrek) in cash. In connection with the Fibrek shareholder vote on the arrangement, certain former shareholders of Fibrek exercised (or purported to exercise) rights of dissent in respect of the transaction, asking for a judicial determination of the fair value of their claim under the Canada Business Corporations Act. No consideration has to date been paid to the former Fibrek shareholders who exercised (or purported to exercise) rights of dissent. Any such consideration will only be paid out upon settlement or judicial determination of the fair value of their claims and will be paid entirely in cash. Accordingly, we cannot presently determine the amount that ultimately may be paid to former holders of Fibrek shares in connection with the proceedings, but we have reserved approximately Cdn$14 million ($14 million, based on the exchange rate in effect on December 31, 2012) for the eventual payment of those claims. The results reported for the year ended December 31, 2012 include the financial results of Fibrek for the period from May 2, 2012 to December 31, 2012. Fibrek’s results of operations are included in the market pulp segment.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

2.	Closure costs, impairment and other related charges for the years ended December 31, 2012 and 2011 were comprised of the following:

(In millions)	Impairment of assets	Accelerated depreciation	Pension and OPEB plan curtailment and settlement losses	Severance and other costs	Total
Indefinite idlings:
Bowater Mersey Paper Company Limited in Nova Scotia (1)	$72	$—	$8	$15	$95
Kraft mill and paper machine in Fort Frances, Ontario (2)	31	2	1	6	40
Paper machine in Catawba, South Carolina (2)	1	—	—	—	1
Permanent closure:
Paper machine in Laurentide, Quebec	—	18	—	4	22
Restructuring initiatives:
Catawba paper mill	—	—	—	4	4
Baie-Comeau, Quebec paper mill	—	—	3	1	4
Lump-sum payments to vested terminated participants	—	—	7	—	7
Other	2	1	2	2	7

2012 Total	$106	$21	$21	$32	$180

2011 Total	$16	$8	$8	$14	$46

(1)

During 2012, we recorded long-lived asset impairment charges (including a $7 million write-down of an asset retirement obligation for environmental liabilities) related to the sale of our interest in Bowater Mersey Paper Company Limited to reduce the carrying value of our net assets to fair value less costs to sell.

(2)

During 2012, we recorded long-lived assets impairment charges to reduce the carrying value of the assets to their estimated fair value, which was determined based on the assets’ estimated salvage values.

3.	During 2012, we sold two parcels of land in Gatineau, our Petit Saguenay sawmill, our recycling division’s assets located in Phoenix, Arizona, our interest in our Mersey operations and various other assets for total consideration of $55 million, comprised of a note receivable of $5 million and net cash proceeds of $50 million, resulting in a net gain on disposition of assets of $35 million.

4.	During 2012, we recorded a foreign currency translation gain of $17 million. This gain is a result of the stronger Canadian dollar relative to the U.S. dollar at December 31, 2012 and its impact on the translation of our Canadian dollar net monetary assets in the Company’s principal Canadian operating subsidiary.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

5.	During 2012, we recorded an income tax benefit of $38 million. The income tax benefit reflects favorable reorganization-related and other tax adjustments, as well as foreign exchange impacts, partially offset by a net increase in our valuation allowances.

6.	For the calculation of basic and diluted income per share for the year ended December 31, 2012 and 2011, no adjustments to net income attributable to Resolute Forest Products were necessary.

7.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share, in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our consolidated statement of operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and net income (loss) per share. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items – is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, severance costs, inventory write-downs, start up costs of idled mills, gains and losses on dispositions of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

Net income (loss) adjusted for special items – is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, post-emergence costs, other income (expense) and reorganization-related and other tax adjustments.

Net income (loss) per share (EPS) adjusted for special items – is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

EBITDA by reportable segment – is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation, amortization and cost of timber harvested. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation, amortization and cost of timber harvested.

Adjusted EBITDA – is defined as EBITDA excluding the special items described above.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

Certain prior period amounts within these measures have been reclassified to conform to the 2012 presentation.